CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Hedge Fund Guided Portfolio Solution of our report dated May 27, 2026, relating to the financial statements and financial highlights which appears in Hedge Fund Guided Portfolio Solution’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Independent Registered Public Accounting Firm and Legal Counsel”, “Financial Highlights”, “Financial Statements and Exhibits”, and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 23, 2026